EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-31064, 333-64986 333-55402, 333-87504, 333-135340 and 333-149641) on Form S-8 of j2 Global, Inc. and subsidiaries of our report dated February 28, 2014, except for Note 17 as to which the date is March 2, 2015, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of j2 Global, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ SingerLewak LLP

Los Angeles, California
March 2, 2015